UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

THE RADOFF FAMILY FOUNDATION Bradley l. radoff SUDBURY CAPITAL FUND, LP SUDBURY CAPITAL GP, LP SUDBURY HOLDINGS, LLC SUDBURY CAPITAL MANAGEMENT, LLC dayton judd michael lohner
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Sudbury Capital Fund, LP and the other participants named herein (collectively, the “Radoff-Sudbury Group”), have filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Radoff-Sudbury Group’s highly-qualified director nominees at the fiscal year 2024 annual meeting of stockholders of LifeVantage Corporation, a Delaware corporation (the “Company”).

On October 30, 2023, the Radoff-Sudbury Group issued the following press release:

Glass Lewis Joins ISS in Recommending

LifeVantage Corporation’s Stockholders Vote FOR Boardroom Change on the BLUE Proxy Card at the Upcoming Annual Meeting

Glass Lewis and ISS Agree Nominee Dayton Judd’s CEO-Level Turnaround Experience and Wellness Industry Expertise Would Be Additive in LifeVantage’s Boardroom

Glass Lewis Believes it Would be in Stockholders’ Best Interest to REMOVE Michael Beindorff from the Board, Pointing to His “Predominantly Misaligned Experiences” and Role in Overseeing the Destruction of Value Over His 11-Year Tenure

Report Follows ISS Recommending AGAINST 15-Year Tenured Chairman Garry Mauro, Noting That “Refreshed Board Leadership” and “Further Change” Would Benefit LifeVantage’s Stockholders

The Radoff-Sudbury Group Urges Stockholders to Vote for Its Full Slate – Dayton Judd, Michael Lohner and Bradley L. Radoff – to Secure the Optimal Level of Boardroom Change

NEW YORK--(BUSINESS WIRE)--Bradley L. Radoff and Sudbury Capital Fund, LP (together with their affiliates, the “Radoff-Sudbury Group,” “we” or our “Group”), who collectively own approximately 12.8% of the outstanding stock of LifeVantage Corporation (Nasdaq: LFVN) (“LifeVantage” or the “Company”), today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy advisory firm, has joined Institutional Shareholder Services Inc. (“ISS”) in recommending that the Company’s stockholders support boardroom change by voting on the Radoff-Sudbury Group’s BLUE Proxy Card. Specifically, Glass Lewis recommended that stockholders elect independent director candidate Dayton Judd and withhold support for long-tenured director Michael Beindorff at the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”).

The Radoff-Sudbury Group commented:

“We appreciate that both leading independent proxy advisory firms have endorsed boardroom change at LifeVantage and highlighted the Company’s long-term underperformance under current Board leadership. Importantly, Glass Lewis noted it would be in stockholders’ best interest to remove 11-year tenured director Michael Beindorff from the Board, while ISS supports the removal of 15-year tenured Chairman Garry Mauro. Both firms were unequivocal in their support of nominee Dayton Judd, whose CEO-level turnaround experience, corporate governance and strategic planning acumen, and wellness industry expertise would be extremely additive to the Board. We believe this should send a clear message to the Company: it is time to welcome new perspectives, fresh ideas and, very importantly, stockholder perspectives to the boardroom. We encourage our fellow stockholders to support our entire slate – Dayton Judd, Michael Lohner and Bradley L. Radoff – on the BLUE Proxy Card to help ensure LifeVantage consultants, employees, customers, stockholders and stakeholders’ interests are always put first.”

In its report, Glass Lewis notes:1

•	“[…] the Company’s TSR since the announcement of Mr. Beindorff’s election to the board continued to concerningly underperform both the Peer Group and the Russell 2000 index […]”

•	“[…] we struggle to see much direct correlation between [Messrs. Mauro and Beindorff’s] experiences and the business of the Company […] Mr. Mauro’s primary experiences are as a politician and independent law practice, while Mr. Beindorff’s experiences are primarily at relatively unrelated businesses, such as Coca-Cola, Visa and other businesses involved with property, gaming and entertainment, luxury resorts and laundry services […]”

•	“[…] there is evidence to suggest that it would be in shareholders’ best interests to remove Mr. Beindorff from the board, who we believe has predominantly misaligned experiences as compared to the Company’s business objectives, with TSR performance during the periods observed since the announcement of his election to the board resulting in substantial value destruction […]”

•	“We consider the Dissident Nominees to be reasonably qualified, as each of Messrs. Judd, [Lohner] and Radoff has served as a director of a public company and collectively have relevant experience in consumer and wellness products, corporate finance, capital allocation and consumer goods.”

•	“Mr. Judd’s experiences appear to be the most potentially additive to the board […] We also note that Mr. Judd has indicated that he intends to transition from his public director role at Optex in the event that he is elected to the LifeVantage board, which should reduce the Company’s concerns that he may be overburdened.”

•	“[…] both Messrs. Judd and Radoff serve as Audit Committee Chair of a public company, and thus can be reasonably expected to contribute if appointed as members of the Company’s Audit Committee […]”

In its report, ISS affirmed our Group’s case for boardroom change and recommended AGAINST Chairman Garry Mauro, who has served on the Board for 15 years:2

•	“Over [Mr. Mauro’s] tenure, the company has had three management overhauls, and has had four major stock rallies followed by crashes […]”

•	“[…] the underperformance during [Mr. Mauro’s] prolonged tenure […] suggests that shareholders may benefit from a change in board leadership and the addition of more independent voices, particularly ones that would bring a shareholder perspective.”

•	“The company’s lack of consistency over the years and certain decisions made by the board suggest that the presence of a significant shareholder representative with relevant industry experience would be beneficial.”

•	“The dissidents’ nominee Judd […] would provide an independent voice to the board. Judd would bring strategy and finance expertise from his prior roles […] as well as public board experience. In addition, his successful turnaround track record as CEO and chairman of FitLife Brands appears to be directly relevant and valuable to LFVN.”

1 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

2 Permission to quote ISS was neither sought nor obtained. Emphases added.

•	“The addition of an independent outsider fulfilling those qualifications would help ensure that the board’s disclosures adequately address areas of concern for investors and that future capital allocation decisions prioritize sustainable shareholder value creation.”

•	“Chairman Mauro, who joined the board in 2008 and has led the company during most of his 15-year tenure, a period marked by instability […] it appears that at this juncture, the company would benefit more from having a director with an outside perspective and operational expertise in the consumer products/health & wellness industry.”

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VOTE “FOR” THE HIGHLY QUALIFIED RADOFF-SUDBURY NOMINEES ON THE BLUE PROXY CARD AHEAD OF LIFEVANTAGE’S UPCOMING ANNUAL MEETING ON NOVEMBER 6, 2023.

ONLY YOUR LATEST DATED VOTE COUNTS. IF YOU VOTED FOR THE COMPANY’S NOMINEES PREVIOUSLY, A LATER DATED VOTE FOR THE RADOFF-SUDBURY NOMINEES WILL OVERRIDE YOUR PRIOR VOTING INSTRUCTIONS.

IF YOU HAVE ANY QUESTIONS REGARDING HOW TO VOTE, PLEASE CALL SARATOGA PROXY CONSULTING AT (888) 368-0379 OR (212) 257-1311 OR BY EMAIL AT INFO@SARATOGAPROXY.COM.

PLEASE KNOW THAT BOTH YOUR INTERACTION WITH OUR PROXY SOLICITOR AND YOUR VOTING DECISION ARE COMPLETELY CONFIDENTIAL. SIMILARLY, IF YOUR LIFEVANTAGE SHARES ARE HELD WITH A BROKER, YOUR VOTING DECISION IS COMPLETELY CONFIDENTIAL.

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Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

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